SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
July 30, 2009
Date of Report (date of earliest event reported)
EVERGREEN SOLAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-31687	04-3242254

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
138 Bartlett Street
Marlboro, Massachusetts 01752
(Address of principal executive offices)
(508) 357-2221
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On July 30, 2009, Evergreen Solar, Inc. (the “Registrant”) filed a current report on Form 8-K to report the delivery of the Increase Registered Capital and Enlarge Shares Agreement (the “Investment Agreement”) between the Registrant and Hubei Science & Technology Investment Co., Ltd. (“HSTIC”) related to the HSTIC’s investment of $33 million in the Registrant’s subsidiary, Evergreen Solar (China) Co., Ltd. (“Evergreen Wuhan”). This current report on Form 8-K/A (the “Amendment”) supplements the prior current report to report that the Equity Transfer Agreement between the Registrant, HSTIC and various other parties, as contemplated by the Investment Agreement, was delivered to HSTIC on September 22, 2009 in connection with the initial advance of approximately $13.5 million of the total $33 million HSTIC will be investing in Evergreen Wuhan.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     Pursuant to the Investment Agreement, the Registrant has agreed to obtain financing for Evergreen Wuhan from HSTIC. See Item 1.01 in this current report and in the prior current report (which is supplemented hereby) for a description of the terms of the direct financial obligation the Registrant has become obligated on pursuant to the Equity Transfer Agreement.
     The foregoing description of the terms of the Investment Agreement and the Equity Transfer Agreement is qualified in its entirety by reference to the disclosure in the prior current report and those agreements, copies of which will be filed by amendment to this current report or with the Registrant’s quarterly report on Form 10-Q for the period ending October 3, 2009.
Safe Harbor Statement
     This Current Report on Form 8-K/A contains forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations or beliefs. Such forward-looking statements include, but are not limited to, the funding of HSTIC’s investment in Evergreen Wuhan. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Evergreen Solar disclaims any obligation to update or revise such statements for any reason.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERGREEN SOLAR, INC.
By:	/s/ Michael El-Hillow
Michael El-Hillow
Chief Financial Officer and Secretary
Dated: September 28, 2009